SECOND AMENDMENT TO
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Second Amendment to the Amended and Restated Employment Agreement ( “Amendment”) is entered into and effective as of March 9, 2018 (the “Amendment Effective Date”) by and between Conformis, Inc. (“Company”) and Daniel Steines (“Executive”) and amends that certain Amended and Restated Employment Agreement dated May 21, 2015 by and between Company and Executive, as amended by that certain Retention Agreement dated June 14, 2016 by and between Company and Executive (“Agreement”).

WHEREAS, ConforMIS and Executive desire to amend the Agreement as set forth herein,

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.All terms used and not otherwise defined in this Amendment shall have the same meanings ascribed to them in the Agreement.
2.In Section 2.1(a), the phrase “accrued vacation pay” is replaced with the phrase “accrued PTO (as defined below)”.
3.Section 2.4 of the Agreement is hereby deleted in its entirety and replaced with the following:
2.4 Terminations for Good Reason or Other than for Cause. Upon a Qualifying Termination, the Company will pay the Executive all Accrued Compensation, excluding any Bonus where Bonuses shall be paid as set forth below in this Section 2.4, if any, and for the duration of the Severance Period, the Company will: (1) continue to pay the Executive’s Base Salary at the rate in effect at the time of such Qualifying Termination, payable on the Company’s normal payroll schedule, beginning on the Company’s first regular payroll date that occurs on or after the 30th day following the date of the Qualifying Termination, provided that the Release (as defined below) has been executed and any applicable revocation period has expired as of such date; and (2) provide Executive with continuation of the Executive’s health insurance coverage in effect at the time of such Qualifying Termination under the Company’s group health insurance plans (to the extent allowed under, and subject to the conditions of, the Consolidated Omnibus Budget Reconciliation Act (COBRA)), provided that the Release (as defined below) has been executed and any applicable revocation period has expired as of such date. Upon a Qualifying Termination, the Company will pay the Executive (i) an amount equal to any Bonus approved by the Board for a calendar year that is prior to the year in which the Qualifying Termination occurs (“Prior Year Bonus”) where such Prior Year Bonus has not yet been paid to Executive; provided however, if the Board has not yet determined whether to approve such Prior Year Bonus, the Prior Year Bonus that has been accrued shall be deemed approved by the Board, and (ii) an amount equal to the Bonus determined by the Board for the year in which the Qualifying Termination occurs (“Current Year Bonus”) where, as of the date of the Qualifying Termination, the Current Year Bonus shall be deemed approved by the Board and all targets, goals, milestones or other contingencies shall be deemed to have been met by the Company and Executive. The Company shall pay the amounts of any Bonuses due pursuant to a Qualifying Termination under this Agreement in a lump sum on the 30th day following the date of the Qualifying Termination. In addition, to the extent the Company has previously provided the Executive a grant of equity (including, without limitation, a restricted stock award, a restricted stock unit, or an option to purchase shares of stock) that is not fully vested as of the date of the Qualifying Termination, such grant of equity shall vest, upon the date that the Release becomes effective, in a number of shares equal to that number of shares that would have become vested shares had the Executive continued to provide service as an employee of the Company following such termination for an additional period equal to the Severance Period, with the exception that Section 3.4(a) shall apply to the vesting of equity grants upon the occurrence of a Qualifying Termination during any Change of Control Period. The Executive’s rights to any compensations or other benefits following a Qualifying Termination, other than Accrued Compensation, are subject to: (1) the execution by Executive of a separation and release agreement in a form to be provided by the Company (the “Release”), including a release of any and all claims against the Company (including, without limitation, its subsidiaries, other affiliates, directors, officers, employees, agents and representatives) related in any way to the Executive’s employment with the Company, such Release to be executed following the Executive’s separation from service with the Company; (2) the expiration of any revocation period provided pursuant to any applicable laws; and (3) Executive’s continued compliance with the ongoing terms of Executive’s Confidentiality, Inventions Assignment and Non-Competition Agreement.

4.Section 2.5 of the Agreement is hereby deleted in its entirety and replaced with the following:

2.5 Disability Termination. The Company may effect a Disability Termination by giving written notice thereof to the Executive. Upon Disability Termination, the Company will pay the Executive all Accrued Compensation, if any. In addition, to the extent the Company has previously provided the Executive a grant of equity (including, without limitation, a restricted stock award, a restricted stock unit, or an option to purchase shares of stock) that is not fully vested as of the date of the Disability Termination, such grant of equity shall vest, upon the date that the Release becomes effective, in a number of shares equal to that number of shares that would have become vested shares had the Executive continued to provide service as an employee of the Company following such termination for an additional period equal to the Severance Period.
5.Section 2.6 of the Agreement is hereby deleted in its entirety and replaced with the following:
2.6 Death Termination. Upon a Death Termination, the Executive’s employment will be deemed to have terminated as of the last day of the month during which his death occurs, and the Company will promptly pay to the Executive’s estate Accrued Compensation, if any, and a lump sum amount equal to the Executive’s Base Salary otherwise payable for the Severance Period at the rate in effect at the time of Death Termination. In addition, to the extent the Company has previously provided the Executive a grant of equity (including, without limitation, a restricted stock award, a restricted stock unit, or an option to purchase shares of stock) that is not fully vested as of the date of the Death Termination, such grant of equity shall vest, upon the date that the Release becomes effective, in a number of shares equal to that number of shares that would have become vested shares had the Executive continued to provide service as an employee of the Company following such termination for an additional period equal to the Severance Period.

6.Section 3.3 of the Agreement is hereby amended to delete the first sentence and replace it with the following:
The Executive will be eligible annually to receive a discretionary year-end bonus of forty percent (40%) of the Executive’s Base Salary in the form of cash, restricted stock, an option to purchase common stock of the Company, or other form determined by the Board (the “Bonus”).
7.All terms and conditions of the Agreement not expressly amended by this Amendment remain in full force and effect.
8.This Amendment may be executed in one or more counterparts, and by facsimile or scanned and electronically mailed or otherwise electronically transferred signatures, each of which shall be an original document, and all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the Company and Executive hereby indicate their acceptance of the terms of this Amendment by the signatures of their authorized representatives below.

By:	/s/Mark Augusti	By:	/s/Daniel Steines
	Mark Augusti Chief Executive Officer ConforMIS, Inc.		Daniel Steines